Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS third QUARTER 2018 RESULTS

—Reports Earnings of $1.34 per Diluted Share—

SANTA ANA, Calif., Oct. 25, 2018 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the third quarter ended Sept. 30, 2018.

Current Quarter Highlights

•	Total revenue of $1.5 billion, up 1 percent compared with last year
•	Investment income of $67.9 million, up 53 percent compared with last year
•	Title Insurance and Services segment pretax margin of 14.6 percent
•	Purchase revenues up 1 percent compared with last year
-	Average revenue per order up 6 percent
-	Closed orders per day down 4 percent
•	Commercial revenues of $183.5 million, up 5 percent compared with last year
•	Specialty Insurance segment total revenues up 5 percent, with a pretax margin of 5.0 percent
•	Cash flow from operations of $230.8 million, up 4 percent compared with last year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	September 30,
	2018	2017
Total revenue	$1,542.2	$1,519.6
Income before taxes	195.6	18.0

Net income	$151.5	$21.4
Net income per diluted share	1.34	0.19

Total revenue for the third quarter of 2018 was $1.5 billion, an increase of 1 percent relative to the third quarter of 2017. Net income in the current quarter was $151.5 million, or $1.34 per diluted share, compared with net income of $21.4 million, or $0.19 per diluted share, in the third quarter of 2017. Net realized investment gains in the current quarter were $11.1 million, or 8 cents per diluted share, compared with net realized investment losses of $7.0 million, or 4 cents per diluted share, last year. The current quarter’s results include a $5.7 million expense, or 4 cents per diluted share, related to a legacy regulatory matter. In addition, the third quarter results in 2017 included an expense of $152.4 million, or 89 cents per diluted share, for the completion of the company’s pension plan termination.

“Our strong financial results continued this quarter, as we achieved a pretax margin of 14.6 percent in the title business,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our commercial business had another good quarter, with revenue growth of 5 percent. We continue to benefit from increasing investment income driven by rising short-term interest rates, however higher mortgage rates have recently contributed to a slowdown in purchase activity.

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First American Financial Reports Third Quarter 2018 Results

“Despite the softening purchase market, our keen focus on operating efficiency, along with rising investment income and an overall healthy economy will enable us to maintain strong financial performance. Longer term, we are also well positioned given our market leadership, unique assets, investment in innovation and strong balance sheet.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	September 30,
	2018	2017
Total revenues	$1,413.8	$1,397.3

Income before taxes	$206.5	$181.2
Pretax margin	14.6%	13.0%

Direct open orders	249,100	278,300
Direct closed orders	184,500	214,300

U.S. Commercial
Total revenues	$183.5	$175.5
Open orders	32,100	31,200
Closed orders	18,600	19,400
Average revenue per order	$9,900	$9,000

Total revenues for the Title Insurance and Services segment during the third quarter were $1.4 billion, up 1 percent compared with the same quarter of 2017. Direct premiums and escrow fees were down 1 percent compared with the third quarter of 2017, reflecting a 14 percent decline in the number of direct title orders closed that was largely offset by a 16 percent increase in the average revenue per direct title order. The growth in the average revenue per direct title order to $2,667 was primarily attributable to the increase in the average revenue per commercial order, higher residential real estate values and the shift in the order mix to higher-premium commercial transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were down 2 percent in the current quarter compared with last year, largely driven by lower volumes in California.

Information and other revenues were $196.0 million this quarter, down 2 percent compared with the same quarter of last year. Declining revenues from lower mortgage origination and foreclosure activity were largely offset by revenues from recent acquisitions.

Investment income was $60.9 million in the third quarter, up $23.0 million, or 61 percent. Higher average balances and the increase in short-term interest rates drove higher interest income in the company’s investment portfolio and cash balances. Net realized investment gains of $9.1 million in the current quarter were primarily driven by an increase in the fair values of equity securities, partly offset by losses from the sale of debt securities. These net realized investment gains compare with losses of $7.2 million in the third quarter of 2017.

Personnel costs were $425.6 million in the third quarter, an increase of $3.7 million, or 1 percent, compared with the same quarter of 2017. The increase was primarily driven by higher personnel costs

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First American Financial Reports Third Quarter 2018 Results

associated with recent acquisitions and higher employee benefit costs, which were significantly offset by a decline in incentive compensation expense in the current quarter.

Other operating expenses were $200.9 million in the third quarter, up $4.5 million, or 2 percent, compared with the third quarter of 2017. The increase was primarily driven by a $5.7 million expense related to a legacy regulatory matter.

The provision for policy losses and other claims was $45.9 million in the third quarter, or 4.0 percent of title premiums and escrow fees, unchanged from last year. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year and no change in the loss reserve estimates for prior policy years.

Pretax income for the Title Insurance and Services segment was $206.5 million in the third quarter, compared with $181.2 million in the third quarter of 2017. Pretax margin was 14.6 percent in the current quarter, compared with 13.0 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	September 30,
	2018	2017
Total revenues	$124.2	$118.5

Income before taxes	$6.2	$6.2
Pretax margin	5.0%	5.2%

Total revenues for the Specialty Insurance segment were $124.2 million in the third quarter of 2018, an increase of 5 percent compared with the third quarter of 2017. The loss ratio in the home warranty business was higher this quarter due to increased claim severity, while lower claim frequency drove a decline in the loss ratio in the property and casualty business. Overall, the loss ratio for the segment was nearly flat at 65.4 percent. The segment’s pretax margin was 5.0 percent this quarter, compared with 5.2 percent in the third quarter of last year.

Teleconference/Webcast

First American’s third quarter 2018 results will be discussed in more detail on Thursday, Oct. 25, 2018, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 8, 2018, by dialing 201-612-7415 and using the conference ID 13683867. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889.

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First American Financial Reports Third Quarter 2018 Results

First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; banking, trust and wealth management services; and other related products and services. With total revenue of $5.8 billion in 2017, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2018, First American was named to the Fortune 100 Best Companies to Work For® list for the third consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; failures at financial institutions where the company deposits funds; changes in applicable laws and government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions and intrusions or unauthorized data disclosures; process automation; technological developments that change the way real estate transactions are conducted and related documents are processed; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2018, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Financial Reports Third Quarter 2018 Results

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios and success ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Third Quarter 2018 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Total revenues	$1,542,186	$1,519,568	$4,330,731	$4,291,040

Income before income taxes	$195,587	$17,962	$490,620	$285,996
Income tax expense (benefit)	44,126	(3,224)	107,896	84,846
Net income	151,461	21,186	382,724	201,150
Less: Net loss attributable to noncontrolling interests	(19)	(197)	(123)	(772)
Net income attributable to the Company	$151,480	$21,383	$382,847	$201,922

Net income per share attributable to stockholders:
Basic	$1.34	$0.19	$3.40	$1.81
Diluted	$1.34	$0.19	$3.38	$1.80

Cash dividends declared per share	$0.42	$0.38	$1.18	$1.06

Weighted average common shares outstanding:
Basic	112,722	111,799	112,541	111,578
Diluted	113,365	112,575	113,213	112,254

Selected Title Insurance Segment Information
Title orders opened(1)	249,100	278,300	779,400	837,500
Title orders closed(1)	184,500	214,300	554,300	619,500
Paid title claims	41,073	50,317	122,429	149,088

(1) U.S. direct title insurance orders only.

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First American Financial Reports Third Quarter 2018 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	September 30,	December 31,
	2018	2017
Cash and cash equivalents	$2,205,319	$1,387,226
Investments	6,138,808	5,378,303
Goodwill and other intangible assets, net	1,256,733	1,212,918
Total assets	11,380,127	9,573,222
Reserve for claim losses	1,026,959	1,028,933
Notes and contracts payable	735,258	732,810
Total stockholders’ equity	$3,674,215	$3,479,955

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First American Financial Reports Third Quarter 2018 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
September 30, 2018	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$649,375	$532,769	$116,606	$—
Agent premiums	615,113	615,113	—	—
Information and other	198,680	195,963	2,981	(264)
Net investment income	67,874	60,871	2,573	4,430
Net realized investment gains	11,144	9,125	2,019	—
	1,542,186	1,413,841	124,179	4,166
Expenses
Personnel costs	449,839	425,565	19,416	4,858
Premiums retained by agents	485,621	485,621	—	—
Other operating expenses	227,670	200,932	18,705	8,033
Provision for policy losses and other claims	122,196	45,916	76,280	—
Depreciation and amortization	31,729	29,978	1,713	38
Premium taxes	18,774	16,910	1,864	—
Interest	10,770	2,380	—	8,390
	1,346,599	1,207,302	117,978	21,319
Income (loss) before income taxes	$195,587	$206,539	$6,201	$(17,153)

Three Months Ended		Title	Specialty	Corporate
September 30, 2017	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$651,104	$538,063	$113,041	$—
Agent premiums	629,186	629,186	—	—
Information and other	201,819	199,271	2,814	(266)
Net investment income	44,460	37,901	2,468	4,091
Net realized investment (losses) gains	(7,001)	(7,159)	158	—
	1,519,568	1,397,262	118,481	3,825
Expenses
Personnel costs	443,992	421,892	18,478	3,622
Premiums retained by agents	497,911	497,911	—	—
Other operating expenses	374,347	196,412	16,537	161,398
Provision for policy losses and other claims	120,349	46,689	73,660	—
Depreciation and amortization	36,000	34,363	1,599	38
Premium taxes	19,900	17,871	2,029	—
Interest	9,107	925	—	8,182
	1,501,606	1,216,063	112,303	173,240
Income (loss) before income taxes	$17,962	$181,199	$6,178	$(169,415)

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First American Financial Reports Third Quarter 2018 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Nine Months Ended		Title	Specialty	Corporate
September 30, 2018	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,854,835	$1,515,537	$339,298	$—
Agent premiums	1,701,831	1,701,831	—	—
Information and other	596,090	588,079	8,807	(796)
Net investment income	167,000	154,009	7,561	5,430
Net realized investment gains	10,975	8,891	2,084	—
	4,330,731	3,968,347	357,750	4,634
Expenses
Personnel costs	1,312,455	1,246,240	57,234	8,981
Premiums retained by agents	1,341,808	1,341,808	—	—
Other operating expenses	675,085	594,164	56,184	24,737
Provision for policy losses and other claims	336,395	128,700	207,695	—
Depreciation and amortization	92,534	87,438	4,981	115
Premium taxes	51,837	46,401	5,436	—
Interest	29,997	5,031	—	24,966
	3,840,111	3,449,782	331,530	58,799
Income (loss) before income taxes	$490,620	$518,565	$26,220	$(54,165)

Nine Months Ended		Title	Specialty	Corporate
September 30, 2017	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,819,193	$1,492,258	$326,935	$—
Agent premiums	1,757,796	1,757,796	—	—
Information and other	586,179	578,549	8,427	(797)
Net investment income	117,109	99,181	7,118	10,810
Net realized investment gains	10,763	9,335	1,428	—
	4,291,040	3,937,119	343,908	10,013
Expenses
Personnel costs	1,287,570	1,222,180	53,632	11,758
Premiums retained by agents	1,387,608	1,387,608	—	—
Other operating expenses	820,540	579,528	50,588	190,424
Provision for policy losses and other claims	333,695	130,037	203,658	—
Depreciation and amortization	96,292	91,471	4,697	124
Premium taxes	52,527	46,973	5,554	—
Interest	26,812	2,576	—	24,236
	4,005,044	3,460,373	318,129	226,542
Income (loss) before income taxes	$285,996	$476,746	$25,779	$(216,529)

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First American Financial Reports Third Quarter 2018 Results

First American Financial Corporation
Consolidated Net Realized Investment Gains (Losses)
($ in thousands, except per share amounts, unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2018		2017		2018		2017
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Change in fair value of equity securities held(1)	$14,081	$0.10	N/A	N/A	$15,890	$0.11	N/A	N/A
Other net realized investment (losses) gains	(2,937)	(0.02)	(7,001)	(0.04)	(4,915)	(0.03)	10,763	0.06
Net realized investment gains (losses)	$11,144	$0.08	$(7,001)	$(0.04)	$10,975	$0.08	$10,763	$0.06

(1) Beginning in the first quarter of 2018, the company adopted new accounting guidance, which requires investments in equity securities to be measured at fair value, with changes in fair value recognized through net income rather than through the balance sheet as previously required.

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First American Financial Reports Third Quarter 2018 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Total revenues	$1,413,841	$1,397,262	$3,968,347	$3,937,119
Less: Net realized investment gains (losses)	9,125	(7,159)	8,891	9,335
Net investment income	60,871	37,901	154,009	99,181
Premiums retained by agents	485,621	497,911	1,341,808	1,387,608
Net operating revenues	$858,224	$868,609	$2,463,639	$2,440,995

Personnel and other operating expenses	$626,497	$618,304	$1,840,404	$1,801,708
Ratio (% net operating revenues)	73.0%	71.2%	74.7%	73.8%
Ratio (% total revenues)	44.3%	44.3%	46.4%	45.8%

Change in net operating revenues	$(10,385)		$22,644
Change in personnel and other operating expenses	8,193		38,696
Success Ratio(1)	-79%		171%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Third Quarter 2018 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q318	Q218	Q118	Q417	Q317
Open Orders per Day
Purchase	2,067	2,315	2,027	1,686	2,156
Refinance	937	998	1,173	1,239	1,379
Refinance as % of residential orders	31%	30%	37%	42%	39%
Commercial	509	562	509	489	495
Default and other	441	450	380	321	387
Total open orders per day	3,954	4,325	4,089	3,734	4,417

Closed Orders per Day
Purchase	1,647	1,718	1,313	1,550	1,724
Refinance	674	729	850	1,035	985
Refinance as % of residential orders	29%	30%	39%	40%	36%
Commercial	295	311	306	333	309
Default and other	313	308	330	376	384
Total closed orders per day	2,929	3,066	2,800	3,294	3,402

Average Revenue per Order (ARPO)
Purchase	$2,473	$2,483	$2,356	$2,389	$2,336
Refinance	1,045	985	936	962	928
Commercial	9,886	9,277	8,059	9,508	9,024
Default and other	389	314	282	203	230

Total ARPO	$2,667	$2,599	$2,303	$2,411	$2,298

Business Days	63	64	62	62	63

(1) U.S. operations only.

Totals may not add due to rounding.

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